Exhibit 10.70

Long-Term Incentive Award Overview

2017 Long-Term Incentive Compensation Plan

February 2018 Grants

Senior Executives (Bands A-B and Other Category 1 Covered Executives)

There are three primary components of compensation at Fifth Third Bank: Base salary, Variable Compensation (VC), and Long-Term Incentive Compensation (LTI). The following pages, the Fifth Third Bancorp 2017 Incentive Compensation Plan (“Plan”) and the applicable award agreements provide key details of the 2017 LTI program for awards granted in February 2018. Please review this information carefully to understand how this element of your compensation will be awarded and delivered.

Compensation Philosophy at Fifth Third Bank

Fifth Third Bank pays for performance, both on an individual and a group basis (i.e. division or region). We structure our market-based compensation programs to target pay at the median of our peers for median performance and to provide upside and downside for performance above and below median. We expect that our highest performers will receive a significantly larger share of incentive and long-term incentive awards with the lowest performers receiving little to no awards.

Eligibility and Participation

Each year, we review and update our compensation programs to ensure alignment with our business strategy, regulatory guidance, and the external market. The Human Capital and Compensation Committee approves awards based on competitive award levels and each participant’s impact on the growth and success of Fifth Third. Awards to be granted to eligible employees in February 2018 will be delivered as follows:

Band	Performance Shares	Restricted Stock Units	Stock Appreciation Rights

Bands A-B &
Other Category	45%	40%	15%
1 Covered
Executives

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.	1

Long-Term Incentive Award Overview

2018 Performance Share Awards

Performance Shares – An Overview:

A Performance Share is a long-term incentive compensation vehicle granted pursant to the Plan that gives participants the opportunity to receive a value subject to achievement of specific performance goals tied to the grant. The grant remains subject to forfeiture over a multi-year performance period with shares earned based on achievement of the pre-determined performance metrics and goals set forth below.

The Performance Period for Performance Shares is three years. For grants made in February 2018 the Performance Period will run from Jan. 1, 2018, to Dec. 31, 2020, with payout, if any, occurring in February 2021 (as also outlined in the Award Agreement).

Performance Definitions and Goals:

For Performance Shares, there are four performance criteria that are measured and assessed before any shares are earned: a core performance metric of Return on Average Common Equity (ROACE), a modifier metric of Efficiency Ratio, a threshold goal in Return on Tangible Common Equity (ROTCE) and the individual Risk Performance Evaluation. ROACE and the Efficiency Ratio are used to determine payout levels, and the ROTCE and Risk Performance Evaluation are used to determine whether portions of grants should be forfeited. Each metric and how it is measured is described below:

Return on Average Common Equity (ROACE)

The core performance metric for Performance Shares is Return on Average Common Equity (ROACE). Fifth Third Bancorp’s ROACE is measured against the Bank’s peer group as follows:

•	BB&T Corporation.

•	Citizens Financial Group.

•	Comerica Incorporated.

•	Huntington Bancshares Incorporated.

•	KeyCorp.

•	M&T Bank Corporation.

•	PNC Financial Services Group, Inc.

•	Regions Financial Corporation.

•	SunTrust Banks Inc.

•	U.S. Bancorp.

•	Zions Bancorporation.

ROACE Calculation: The number of performance shares earned is dependent upon the ROACE achieved by Fifth Third Bancorp during the Performance Period commencing Jan. 1, 2018, and ending Dec. 31, 2020, relative to the Peer Group set forth above. For this purpose, ROACE is calculated as cumulative adjusted net income available to common shareholders divided by average adjusted Bancorp common shareholders’ equity during the Performance Period. Adjusted net income available to common shareholders shall be determined based upon reported financial results for each of the three fiscal years during the Performance Period, adjusted to exclude the following items:

•	gains or losses on securities,

•	merger-related and restructuring charges,

•	sale or disposition of assets,

•	early debt extinguishment charges,

•	significant legal and regulatory settlements,

•	other-than-temporary impairment charges, and

•	other non-recurring items that are generally considered as non-core by Fifth Third Bank’s sell side analyst community.

Average adjusted Bancorp common shareholders’ equity shall be determined based upon reported financial results for each of the three fiscal years during the Performance Period, adjusted to exclude accumulated other comprehensive income.

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Long-Term Incentive Award Overview

The tax rate applied to adjustments for purposes of calculating net income available to common shareholders will be 35 percent over the Performance Period, but will be modified if the U.S. corporate federal tax rates change during the Performance Period in accordance with the published Internal Revenue Service U.S. Corporation Tax Brackets & Rates.

ROACE for Fifth Third Bancorp and peers shall be calculated by Fifth Third’s Investor Relations department, with oversight and review by Fifth Third’s Internal Audit division.

At the end of the three-year Performance Period, cumulative adjusted results for Fifth Third Bancorp and the peer institutions listed above will be stack ranked and the performance level payout based on ROACE will be determined according to the payout grid below.

Prior to payment, the Human Capital and Compensation Committee of the Board of Directors will certify the results achieved and will retain the ability to reduce the payout percentage at its discretion.

Efficiency Ratio

Efficiency Ratio is cumulative adjusted noninterest expense for the Performance Period divided by cumulative adjusted revenue for such period based on reported financial results. The revenue adjustments exclude the same items as ROACE over the Performance Period. The Efficiency Ratio Performance Goal acts as a threshold goal and is applied following the end of the Performance Period.

The Efficiency Ratio Performance Goal works such that regardless of the percentage payout determined by the ROACE calculation, in order for the payout percentage to be above 100 percent, the average annual Efficiency Ratio during the Performance Period must be less than 68 percent. If the Human Capital and Compensation Committee certifies that average Efficiency Ratio during the Performance Period is higher than 68 percent, the maximum payout percentage for Performance Shares will be 100 percent.

Payout Grid

Fifth Third Peer Institution Rank	Payout Percentage
1	150%
2	150%
3	150%
4	138%
5	125%
6	113%
7	100%
8	75%
9	50%
10	0%
11	0%
12	0%

For example: If Fifth Third Bancorp’s three-year cumulative ROACE performance places Fifth Third as the 5th best among peer banks and the Efficiency Ratio is less than 68 percent, the 2018 performance share award will pay out at 125 percent. In this example, if Efficiency Ratio was higher than 68 percent, payout would be capped at 100 percent.

Performance Shares Earned

Following the end of the Performance Period, the Committee shall determine the level of ROACE and Efficiency Ratio achieved during the Performance Period and will certify results as such. The actual number of Performance Shares earned, if any, will be determined by multiplying the participant’s number of granted Performance Shares by the percentage payout result according to the ROACE payout grid reduced as appropriate by the Efficiency Ratio.

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Long-Term Incentive Award Overview

The number of performance shares that will be earned are subject to additional performance-based vesting provisions discussed in the “Additional Information for all Types of LTI” section. It is possible earned shares can be further reduced for failure to meet these additional provisions.

Except as otherwise provided herein, participants must be employed by Fifth Third on the distribution date in order to earn any Performance Shares.

Distribution

Participants shall receive a number of shares of Fifth Third Bancorp stock equal to the number of Performance Shares earned within 70 days following the end of the Performance Period (or, if later, the date on which it has been determined the extent to which the Performance Goals have been met). It is expected that the Committee will certify performance for Performance Shares in February 2021. The distribution of stock shall be net of any applicable taxes that Fifth Third is required to withhold. The Plan Administrator shall reduce an appropriate portion of the Fifth Third stock otherwise distributable to a participant to satisfy the withholding liability.

Please note that at this time the IRS allows employers to withhold only a statutory minimum amount of taxes. Tax withholding rates cannot be increased.

Impact of Termination

Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates for any reason other than death, disability, as defined in the Plan, or retirement or after the Performance Period but prior to distribution date, all Performance Shares shall be forfeited and no payment shall be made with respect thereto.

Participants who terminate employment during the Performance Period due to death or disability as defined in the Plan shall earn Performance Shares determined by: (i) multiplying the participant’s number of Performance Shares granted by the participant’s number of full months of service during the Performance Period divided by the number of full months in the Performance Period, (ii) and then multiplying by the appropriate percentage payout set forth in the Performance Level grid above (reduced as needed by the Efficiency Ratio threshold and any portion forfeited due to failure to meet ROTCE and Risk Performance Evaluation Goals).

Participants who retire, as defined in the LTI Overview “Additional Information for All Types of LTI” section below, shall continue to be eligible to receive Performance Shares as set forth in Performance Shares Earned section above as if the participant remained employed through the distribution date; provided however, that following retirement, participant’s Performance Shares shall not be subject to forfeiture based upon a Risk Performance Evaluation rating for any full calendar year in which participant did not work through Dec. 31.

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Long-Term Incentive Award Overview

2018 Restricted Stock Unit Grants

Restricted Stock Units – An Overview

A Restricted Stock Unit (RSU) granted pursuant to the Plan is a long-term incentive vehicle that gives a participant a conditional right to Fifth Third Bancorp common stock following a multi-year vesting period. The units are considered “restricted” or “conditional” until they vest.

Restricted Stock Unit Vesting (also referred to as “Distribution”)

On the anniversary of the grant date over a three-year vesting period, one-third of your Restricted Stock Unit grant will vest. On the vesting date (or, “distribution date”), one-third of the granted units convert to Fifth Third Bancorp common stock and shares are issued and registered in each participant’s name by the Bancorp. These shares are delivered to the participant’s Fidelity Brokerage Account net of any applicable taxes that Fifth Third is required to withhold. The Plan Administrator shall reduce an appropriate portion of the Fifth Third stock otherwise distributable to satisfy the withholding liability, unless an election is made on Fidelity’s website to pay the tax obligations with cash available in the particpant’s Fidelity brokerage account. If the cash election is chosen, there must be enough cash in the brokerage account to cover the entire tax obligation owed one full week before the vest date. Please the that at this time the IRS allows employers to withhold only statutory minimum amount of taxes. Tax withholding rates cannot be increased.

The number of RSUs that vest each year are subject to additional performance-based vesting provisions discussed in the “Additional Information for All Types of LTI” section.

Dividend Equivalents

Although Restricted Stock Units are not eligible to receive actual dividend payments, Fifth Third will pay dividend equivalent payments each time a dividend is declared (typically quarterly). The amount of dividend equivalents received will be determined by multiplying a participant’s total number of unvested RSUs by the stated dividend amount. Dividend equivalents are paid in cash through payroll and are included in the next paycheck following the dividend’s payable date.

Impact of Termination

Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates for any reason other than death, disability or retirement, all unvested Restricted Stock Units shall be forfeited and no distribution shall be made with respect thereto.

Participants who terminate employment due to death or disability as defined in the Plan shall immediately vest in all unvested Restricted Stock Units upon death or disability. Distribution of the shares of Fifth Third Common Stock will be made following such date.

Participants who retire, as defined in the “Additional Information for All Types of LTI” section, shall continue to vest in Restricted Stock Units and distribution of shares of Fifth Third Common Stock shall be made on the applicable annual vesting dates.

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Long-Term Incentive Award Overview

2018 Stock Appreciation Rights

Stock Appreciation Rights - An Overview

A Stock Appreciation Right Award (SAR) is a long-term incentive vehicle granted pursuant to the Plan that gives a Participant a conditional right to receive Fifth Third common stock of a value equal to any appreciation in the value of Fifth Third common stock between the Grant Date of the award and the date the Stock Appreciation Right is exercised following vesting.

Stock Appreciation Rights Vesting

Stock Appreciation Rights will vest in equal installments over the multi-year period set forth in the Award Agreement. Stock Appreciation Rights granted in February 2018 will vest in one-third increments over three years.

The number of SARs that vest each year are subject to additional performance-based vesting provisions discussed in the “Additional Information for All Types of LTI” section.

Exercise of Stock Appreciation Rights

Participants holding vested Stock Appreciation Rights may initiate an exercise at netbenefits.fidelity.com indicating the number of Stock Appreciation Rights they would like to exercise. At exercise, stock is received at a value equal to the appreciation of the stock from the grant date to the date the rights are exercised. Stock Appreciation Rights are payable and settled in stock net of applicable taxes at the time of exercise.

Stock Appreciation Rights: Sample Exercise

The example at right shows the potential value of your Stock Appreciation Rights assuming that: • You are granted 500 stock appreciation rights in February 2018.	Assumptions:		Calculation:
			Market value per share at exercise date	$20
	SARs granted	500	Exercise price	$10
• The grant price is $10 (fair market value on the date of your grant). • You are 100 percent vested in 2021 (1/3 vests every year over three years). • You exercise 500 stock appreciation rights when the stock is valued at $20 per share.	Exercise price	$10	Increase in value per share	$10
	Exercise date	5/20/2021	Number of SARs	500
	Market value per share at exercise date	$20	Total gain ($10.00x500)	$5,000
	SARs exercised	500	Taxes withheld (35%)	$1,750
	Tax rate	35%	Gain net of taxes	$3,250

			Number of shares to
			employee	162*
			($3,250/$20)

*In the event of fractional shares, the participant will receive cash equivalent to the fractional share value deposited into his/her Fidelity account.

The above is for illustration purposes only and not a guarantee of future stock price appreciation.

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Long-Term Incentive Award Overview

Grant Expiration Date

Each unexercised Stock Appreciation Right shall expire upon the 10th anniversary of its Grant Date set forth in the Award Agreement.

Impact of Termination

Except as otherwise provided herein or in the Award Agreement, if the employment or service of a participant terminates for any reason, a participant shall have 90 days from the separation date to exercise any vested Stock Appreciation Rights held as of the separation date.

Except as otherwise provided herein or in the Award Agreement, if employment or service of a participant terminates for any reason other than death, disability or retirement, all unvested Stock Appreciation Rights shall be forfeited and no payment shall be made with respect thereto.

Participants who terminate employment due to death or disability as defined in the Plan may immediately exercise all Stock Appreciation Rights granted to participant (whether or not vested and exercisable as of the date of death or disability) on or before the expiration date set forth in the Award Agreement.

Participants who retire, as defined in the “Additional Information for All Types of LTI” section, shall continue to vest in Stock Appreciation Rights on the applicable vesting dates. Such awards shall be exercisable following the applicable vesting dates until the expiration dates.

How many SARs will I receive?

Each SAR is assigned an economic value based on the stock price at the time of grant, as well as other factors including the term of the SAR, shares available for awards and the volatility of Fifth Third stock. For example, for awards granted in February 2017, the economic value assigned was $8.55. An individual receiving a long-term incentive award of $100,000, 15 percent of that award ($15,000) was delivered in SARs. The number of SARs representing that $15,000 of value was calculated in this way: $15,000 dividend by $8.55 equals 1,754 SARs.

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Long-Term Incentive Award Overview

An Overview of Performance Shares, Restricted Stock Units and Stock Appreciation Rights

The following is an overview of the key characteristics of each award type:

Feature	Performance Shares	Restricted Stock Units	Stock Appreciation Rights

Definition	A performance share is a long- term incentive compensation vehicle that vests over a multi-year period, and derives value based on achievement of predetermined long-term performance objectives.	Restricted stock units are equivalent to shares of common stock that cannot be sold until the vesting restrictions lapse.

A stock appreciation right (SAR) is not an actual share of stock but rather the right to receive stock of a value equal to the appreciation of the stock from the grant date to the date the stock appreciation right is exercised.

Value	The value of the performance shares will be based on the achievement of the performance goals.	The value of the unit equals the stock’s market price.	When you exercise your stock appreciation rights, you will receive shares equal to the difference between the value at grant and the then current fair market value.

Vesting	Vesting of performance shares is three years. The performance period is Jan. 1, 2018-Dec. 31, 2020.	Vesting of your restricted stock units may vary by grant. For the 2018 annual grant, restricted stock will vest 1/3 per year over three years on the anniversary of the grant date.	Vesting of your stock appreciation rights may vary by grant. For the 2018 annual grant, stock appreciation rights will vest 1/3 per year over three years on the anniversary of the grant date.

Grant Price	Not applicable	Not applicable	The closing price of the stock on the date of grant.

Grant Term	Not applicable	Not applicable	10 years from the date of the grant.

Dividends	You are not eligible to receive dividends on unvested performance shares.	You are eligible to receive dividend equivalents on your unvested shares.	You are not eligible to receive dividends on your unexercised SARs.

Voting Rights	You do not have voting rights on your performance shares.	You do not have voting rights on your unvested restricted stock units.	You do not have voting rights on your stock appreciation rights.

Taxation	You are subject to tax on the market value of the award on the vesting date.

You are subject to tax on the market value of the award on the vesting date. Dividend equivalents on unvested shares are subject to ordinary income tax. Taxes are reflected on your pay statements and W-2.

You are subject to tax on the increase in value between the grant date and the date on which you exercise your stock appreciation rights. Taxes are reflected on your pay statements and W-2.

Transactions[1] (subject to insider trading restrictions and market conditions)	Upon vesting, you can: • Hold the shares. • Sell the shares. • Transfer the shares.	Upon vesting, you can: • Hold the shares. • Sell the shares. • Transfer the shares.	Upon vesting, you can: • Exercise the Stock Appreciation Rights, prior to expiration. • Hold or sell any shares that are paid to you as stock. • Transfer any shares that are paid to you as stock.

1	Executives not designated as Section 16 officers are required to retain 50% of the net after tax shares received from stock appreciation right exercises and restricted stock vests until the ownership guidelines are met. Executives designated as Section 16 officers are required to retain 100% of net after tax shares received from stock appreciation right exercises and restricted stock vests until the ownership guidelines are met. Please note that all shares obtained from awards made under any one of Fifth Third’s Incentive Compensation Plans apply to this requirement, regardless of when an individual became an executive or a Section 16 officer.

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Long-Term Incentive Award Overview

Additional Information for

All Types of LTI

Grant Notification and Accepting Your Award

Managers will communicate an award amount. Awards will be housed at Fidelity Investments. Once an LTI award is viewable on the Fidelity website, participants will receive an internal email communication containing a link to accept the award. This email will contain instructions for navigating the Fidelity website; www.netbenefits.fidelity.com. Awards must be accepted by following the instructions contained within that email within six weeks of the email date.

Performance-based Vesting Applicable to all Awards

Adjusted Return on Tangible Common Equity (ROTCE)

ROTCE means the adjusted return on tangible common equity of Fifth Third Bancorp. Returns are calculated as cumulative adjusted net income available to common shareholders for the three fiscal years during the Performance Period divided by average tangible common equity (TCE). TCE is calculated as the weighted average sum of reported average Bancorp shareholder’s equity less average preferred stock, goodwill, and intangible assets, other servicing rights (excluding mortgage servicing rights) and accumulated other comprehensive income for each of the three fiscal years during the Performance Period.

Adjusted net income available to common shareholders shall be determined based upon reported financial results for each of the three fiscal years during the Performance Period, adjusted to exclude the following items:

•	gains or losses on sale of held to maturity and available for sale securities,

•	merger-related and restructuring charges,

•	sale or disposition of assets,

•	early debt extinguishment charges,

•	significant legal and regulatory settlements,

•	other-than-temporary impairment charges, and

•	other non-recurring items that are generally considered as non-core by Fifth Third Bank’s sell side analyst community.

The tax rate applied to adjustments for purposes of calculating net income available to common shareholders will be 35 percent over the Performance Period, but will be modified if the U.S. corporate federal tax rates change during the Performance Period in accordance with the published Internal Revenue Service U.S. Corporation Tax Brackets & Rates.

ROTCE (determined in the same manner for all award types) for Fifth Third Bancorp for the fiscal year ending immediately prior to the anniversary date of the grant must meet or exceed 2 percent. If the ROTCE threshold is not met in any one of the three years during the vesting period (2019, 2020, 2021), one-third of the Performance Share grant will be forfeited and one-third of the RSU and the SAR grants may be forfeited at the Human Capital and Compensation Committee’s (the Committee) discretion. In addition, the Committee has discretion to forfeit up to 100 percent of all unvested grants of any type.

Individual Annual Risk Performance Evaluation

The vesting of LTI is also subject to an individual risk management performance vesting condition. A participant’s individual Annual Risk Performance Evaluation is completed by the chief risk officer of Fifth Third Bancorp. For any fiscal year ending during the vesting period for which a Participant receives a rating less than “Achieves” on the annual Risk Performance Evaluation, the Committee has the discretion on an individual case-by-case basis to forfeit up to 100 percent of the Performance Shares, and unvested RSUs and SARs. In making its decision, the Committee will take into consideration the magnitude of the event and the accountability level of the participant.

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Long-Term Incentive Award Overview

Designation of a Beneficiary

Beneficiaries must be designated in two separate places:

At Fifth Third Bank:

You may designate a person or persons to receive any rights to which you would be entitled under the plan in the event of your death. These rights will apply to your unvested/unexercised LTI grants only. If you fail to designate a beneficiary, then your estate shall be deemed to be the beneficiary. To designate a beneficiary, go to HR Direct Online > Benefits > Enrollment > Anytime Events and click on the Long-Term Incentive Compensation Beneficiary link.

At Fidelity:

You also are able to designate a beneficiary at Fidelity for awards that have been distributed to your Fidelity brokerage account. This allows a person or persons to receive all of the proceeds of your Fidelity brokerage account, including vested Fifth Third shares, in the event of your death. If a Participant chooses not to designate a beneficiary, the estate shall be deemed to be the beneficiary even if you have designated a beneficiary for your unvested LTI awards through HR Direct. To designate a beneficiary at Fidelity, visit Fidelity.com > Customer Service > Update Your Profile > Beneficiaries. Then, complete the steps that follow.

Non-transferability

LTI awards may not be assigned, transferred or pledged in any manner, and may be exercised only by a Participant during his or her lifetime. In the event of a participant’s death, the beneficiary (or, if none, the estate) shall have the right to exercise any stock appreciation rights or sell any restricted stock held by the participant at death in accordance with Plan terms.

Resignation

If a participant voluntarily terminates employment as a Fifth Third employee, all outstanding Performance Shares, RSUs and all unexercised Stock Appreciation Rights (vested or unvested) will be forfeited and canceled; provided however, that the participant will have 90 days following the separation date to exercise any vested Stock Appreciation Rights. Moreover, a voluntary termination by an employee who meets the definition of retirement shall be treated as set forth in the “Retirement” section.

Retirement

Retirement means voluntary termination of employment as a Fifth Third employee by a participant who is at least 55 years of age, who also has completed five or more years of consecutive service, and for whom the combination of age and years of service is greater than or equal to 65. Upon retirement, Fifth Third consents to a participant becoming an employee or director of, or a consultant or advisor to, another financial institution, so long as participants continue to comply with any applicable agreements containing covenants pertaining to confidential information or non-solicitation of customers or employees.

NOTE: For the purposes of Stock Appreciation Rights; anyone meeting age 50 with five or more years of consecutive service, and for whom the combination of age and years of service is greater than or equal to 60, will be able to retain their VESTED stock appreciation rights for the full remaining term of the grant.

Impact of Awards on Other Terms and Conditions of Employment

The granting of an award is at the sole discretion of Fifth Third. Fifth Third is not obligated to make any award or permit any award to be made in the future. Nothing in these awards constitutes an obligation or guarantee with respect to the value of any award.

By accepting an award grant, you will also be accepting and entering into the Confidential Information and Non-Solicitation Agreement attached to your award agreement. Please be sure to read and understand this agreement prior to accepting your award.

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Long-Term Incentive Award Overview

Finding the Plans

A general description of the tax effect of this award is included in the prospectus for Fifth Third’s equity compensation plans. You can locate the 2017 Incentive Compensation Plan and the 2017 Incentive Compensation Plan Prospectus by logging on to your Fidelity account at www.netbenefits.fidelity.com. They also can be found in the initial email communication for grant acceptance and on our internal HR Info Center (HR Direct > HR Info Center > Document Library > Benefits).

Stock Ownership Guidelines

Stock ownership guidelines vary by salary band.

Stock Ownership Guideline
Executive Band
Multiple of Base Salary
A	6x
B1	3x
B2	2x
Section 16 C	2x

Executives not designated as Section 16 officers are required to retain 50 percent of the net after tax shares received from stock appreciation right exercises and restricted stock vests until the ownership guidelines are met. Executives designated as Section 16 officers are required to retain 100 percent of net after tax shares received from stock appreciation right exercises and restricted stock vests until the ownership guidelines are met.

Please note that all shares obtained from awards made under any one of Fifth Third’s Incentive Compensation Plans apply to this requirement, regardless of when an individual became an executive or a Section 16 officer.

Ownership will include shares owned individually and by immediate family members, restricted stock not yet vested, shares held in the 401(k) plan, shares held in the employee stock purchase plan and shares held in the nonqualified deferred compensation plan.

Executives have up to five years to achieve the share ownership requirements highlighted above.

Non-employee directors and Section 16 executive officers are prohibited from engaging in speculative trading or hedging strategies with respect to Fifth Third Bancorp securities. Any hedged shares are excluded from the calculation of executive officers’ ownership levels when analyzing progress towards meeting the stock ownership guidelines.

Note: All executive compensation plans, including the Long-Term Incentive Compensation Plan, are automatically amended as necessary to comply with requirements and/or limitations under Company policy, any laws, rules, regulations, or regulatory agreements up to and including revocation of the award.

-The 2017 shareholder-approved Incentive Compensation Plan governs all awards. This material is an overview for reference.

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